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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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      The Hartford Financial Services Group, Inc.
      2002 Notice of Annual Meeting of Shareholders
      and Proxy Statement

          Letter to Shareholders

          March 18, 2002

          Dear Shareholder:

          I am pleased to invite you to attend the annual meeting of shareholders of The Hartford Financial Services Group, Inc., to be held at 9:00 a.m. on Thursday, April 18, 2002 in the Wallace Stevens Theater at The Hartford's Home Office in Hartford, Connecticut. We hope that you will participate in the annual meeting either by attending and voting in person or by voting as promptly as possible by proxy, by telephone or through the Internet. Your vote is important and we urge you to exercise your right to vote.

          The accompanying notice of annual meeting and proxy statement provide information about the matters to be acted upon by The Hartford's shareholders. The proxy statement also contains information about the role and responsibilities of the Board of Directors and its committees and provides important information about each nominee for election as a director.

          Sincerely yours,

          Ramani Ayer
          Chairman, President and
          Chief Executive Officer

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of the shareholders of The Hartford Financial Services Group, Inc. (the "Company") will be held on Thursday, April 18, 2002 in the Wallace Stevens Theater at the Company's Home Office, 690 Asylum Avenue, Hartford, Connecticut 06105, for the following purposes:

    1.
    To elect a Board of Directors for the coming year;

    2.
    To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2002;

    3.
    To consider and act on a management proposal to amend the Company's amended and restated certificate of incorporation to increase the number of authorized shares of common stock;

    4.
    To consider and act on a shareholder proposal regarding investment in tobacco equities by the Company, if properly presented at the Annual Meeting; and

    5.
    To act upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on February 28, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

                      By order of the Board of Directors,

                      Katherine Vines Trumbull
                      Vice President and Corporate Secretary

March 18, 2002

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Hartford Plaza
690 Asylum Avenue
Hartford, CT 06105

PROXY STATEMENT

Annual Meeting of Shareholders
April 18, 2002

GENERAL INFORMATION

        The Board of Directors of The Hartford Financial Services Group, Inc. (the "Company" or "The Hartford") is soliciting shareholders' proxies in connection with the annual meeting of the shareholders of the Company, to be held on Thursday, April 18, 2002 at 9:00 a.m. in the Wallace Stevens Theater at the Company's Home Office, 690 Asylum Avenue, Hartford, Connecticut, and at any adjournment or postponement thereof (the "Annual Meeting"). The mailing of this Proxy Statement and the proxy to shareholders will begin on or about March 18, 2002.

Voting Rights

        Only shareholders of record at the close of business on February 28, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As a shareholder of record, you are entitled to 1 vote for each share of the Company's common stock ("Common Stock") registered in your name as of the Record Date.

        As of February 28, 2002, there were 246,259,394 shares of the Company's common stock ("Common Stock") outstanding and entitled to vote at the Annual Meeting.

Voting By Proxy

        Subject to the limitations described below, you may vote by proxy:

    (i)
    by completing and signing the proxy card provided to you and returning it to the Company,
    (ii)
    by telephone, or
    (iii)
    electronically through the Internet.

        When voting for the election of director nominees, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all director nominees as a group. When voting for any other item to be voted on at the Annual Meeting, you may vote "for" or "against" the item or you may "abstain" from voting.

        If you properly vote by proxy using any of the voting methods described below but do not specify any choices, you will confer authority upon individuals named on the proxy card as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on the named proxies to vote your shares on (1) any matter that was not known on the date of this Proxy Statement but is properly presented at the Annual Meeting, including the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") which is properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is exercised:

    (i)
    by giving written notice of revocation to the Corporate Secretary of the Company,
    (ii)
    by submitting a subsequently dated and properly completed proxy, or
    (iii)
    by attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Voting Shares Held In Company Stock Plans

        Shares of Common Stock held by Company employees who participate in The Hartford Investment and Savings Plan ("ISP"), The Hartford Excess Savings Plan ("ESP") and The Hartford 1996 Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP, the ESP and the Stock Unit Plan, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP," and together with the ISP, the ESP and the Stock Unit Plan, the "Company Stock Plans") are held of record by the ESPP's administrator, Mellon Investor Services L.L.C. ("Mellon"), and are voted by Mellon. Participants in the Company Stock Plans may instruct plan trustees and Mellon as to how to vote shares allocated to their accounts in any of the Company Stock Plans by voting by proxy using any of the 3 voting methods described below. The trustees of the ISP, the ESP and the Stock Unit Plan will vote shares as to which they have not received direction in accordance with the terms of the ISP, the ESP and the Stock Unit Plan. To the extent that Mellon does not receive voting directions from ESPP participants, it may vote such shares in its capacity as a broker.

Voting Methods

        Voting By Proxy Card.    Each shareholder, including any employee of The Hartford who owns Common Stock through the Company Stock Plans, may vote by proxy by using the proxy card provided to him or her. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

        Voting By Telephone Or Through The Internet.    If you are a registered shareholder (that is, if you own Common Stock in your own name and not through a broker, nominee or some other agency which holds Common Stock for your account in a "street name" capacity), or if you own Common Stock through 1 or more of the Company Stock Plans, you may vote by proxy by using either the telephone or Internet methods of voting (please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems).

        If your shares of Common Stock are held in "street name" for your account, your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly voting by proxy card, by telephone or through the Internet.

ITEM 1
ELECTION OF DIRECTORS

        Twelve individuals will be nominated for election as directors at the Annual Meeting. The terms of office for all elected Directors will run until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. There are currently 12 directors serving on the Board of Directors.

        Unless you direct otherwise on the proxy you complete, the shares of Common Stock represented by your valid proxy will be voted for the election of all director nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve as a director, either the shares of Common Stock represented by valid proxies will be voted for the election of another individual recommended by the Board of Directors, or the Board of Directors will reduce the number of directors in order to eliminate the vacancy.

        Set forth below is certain information about each nominee for election as a director, including the year each nominee first became a director of the Company, the principal occupation and other directorships of each as of February 28, 2002 and a brief description of the business experience of each for at least the past 5 years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL
NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Directorships

RAND V. ARASKOG
(Director since 1985)
Mr. Araskog, 70, retired in 1998 as Chairman and Chief Executive Officer of the new ITT Corporation (formerly, ITT Destinations, Inc.), one of the 3 separate public companies spun off from ITT Corporation ("ITT") in 1995 (the "ITT Spin-Off"). Prior to the ITT Spin-Off, Mr. Araskog was Chief Executive Officer of ITT since 1979, Chairman since 1980 and President since March 1991. Mr. Araskog also is a director of ITT Industries, Inc., Dow Jones & Company, Inc., Rayonier, Inc., and ITT Educational Services, Inc. He previously was a director of Shell Oil Company.

RAMANI AYER
(Director since 1991)
Mr. Ayer, 54, is Chairman, President and Chief Executive Officer of the Company, positions he has held since February 1, 1997. Since February 1997, he has held the positions of Chairman and Chief Executive Officer of Hartford Fire Insurance Company, the Company's principal property and casualty insurance subsidiary ("Hartford Fire"). Mr. Ayer also is Chairman of Hartford Life, Inc. ("Hartford Life"), an indirect wholly-owned subsidiary of the Company which operates the Company's life insurance, annuity and related businesses. He previously was Executive Vice President of the Company from December 1995 to February 1997 and President and Chief Operating Officer of Hartford Fire from 1990 to February 1997. Mr. Ayer joined the Company in 1973 as a member of the operations research department. Mr. Ayer is Chairman of BusinessLINC and past Chairman of the American Insurance Association ("AIA"). He is a member of The Business Roundtable, and serves on the Boards of the American Institute for Chartered Property Casualty Underwriters/Insurance Institute of America, AIA and the Insurance Information Institute. Mr. Ayer also is Chairman of the Metro Hartford Regional Economic Alliance, a director of Hartford Hospital, a member of the Boards of Trustees of Drexel University in Philadelphia, Pennsylvania and Maharishi University of Management in Fairfield, Iowa, and a trustee of the Mark Twain House in Hartford, Connecticut. He formerly served on the Board of the Financial Services Roundtable.

DINA DUBLON
(Director since 1999)
Ms. Dublon, 48, is Executive Vice President and Chief Financial Officer of J.P. Morgan Chase & Co. ("JP Morgan Chase") since the merger of J.P. Morgan Incorporated ("JP Morgan") and The Chase Manhattan Corporation ("Chase"), in December 2000. She was the Chief Financial Officer of Chase from December 1998 to December 2000. Prior to that, Ms. Dublon served for 17 years in positions of increasing responsibility at Chase and at Chemical Bank prior to its merger with Chase. The positions held by Ms. Dublon included positions in investor relations, planning, head of asset liability management, and senior vice president of corporate finance responsible for corporate mergers and acquisitions. In 1994, she was promoted to corporate treasurer. Ms Dublon also is a member of the Boards of Directors of Accenture Ltd., The Commission for Refugee Women and Children and WorldLinks.

DONALD R. FRAHM
(Director since 1985)
Mr. Frahm, 70, served as Chairman, President and Chief Executive Officer of the Company from April 1988 until his retirement on January 31, 1997. Mr. Frahm also is a director of Hartford Hospital and the University of Hartford, and a corporator of the Connecticut Children's Medical Center.

EDWARD J. KELLY, III
(Director since 2001)
Mr. Kelly, 48, is President and Chief Executive Officer of Mercantile Bankshares Corporation ("Mercantile"), a position he has held since March 1, 2001. He is also Chairman and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company, Mercantile's lead bank. Previously, Mr. Kelly was appointed to the positions of Managing Director, head of the Global Financial Institutions group and co-head of the Investment Banking Client Management group at JP Morgan Chase upon the merger of JP Morgan and Chase in December 2000. Prior to that, Mr. Kelly held a number of senior executive positions with JP Morgan, including co-head, Financial Institutions (Americas) from February 1996 to December 1997; head, Latin American Investment Banking and co-head Global Financial Institutions from December 1997 to February 2000; and head, Global Financial Institutions, from February 2000 to December 2000. He also served as a member of the Global Investment Banking Management Committee from December 1997 to December 2000. Mr. Kelly is a member of the Boards of Directors of Constellation Energy Group, The Adams Express Company and Petroleum and Resources Corporation. Mr. Kelly also is a member of the Boards of Trustees of Johns Hopkins University and Johns Hopkins Medical School.

PAUL G. KIRK, JR.
(Director since 1995)
Mr. Kirk, 64, became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to that firm. Mr. Kirk served as Treasurer of the Democratic Party of the United States from 1983 to 1985, and as Chairman from 1985 until his resignation from that position in 1989. He returned to Sullivan & Worcester in 1989 as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is Chairman and President and a director of Kirk & Associates, Inc., Co-chairman of the Commission on Presidential Debates, and Chairman of the Board of Directors of the John F. Kennedy Library Foundation. He also is a director of Rayonier, Inc., and a trustee of St. Sebastian's School and Stonehill College. He previously was Chairman of the Board of Directors of the National Democratic Institute for Informational Affairs, and a director of Bradley Real Estate, Inc. and ITT.

THOMAS M. MARRA
(Director since 2002)
Mr. Marra, 43, has served as Executive Vice President of the Company since 1996. He also has held the positions of President of Hartford Life since January 1, 2002 and Chief Operating Officer of that subsidiary since March 20, 2000. Mr. Marra also is a director of Hartford Life. Since joining the Company as an associate actuary in 1980, Mr. Marra has held various positions of increasing responsibility with Hartford Life including Vice President and Director of Individual Annuities from 1990 to 1994, head of Hartford Life's Individual Life and Annuities Division from 1994 to 1998, Senior Vice President from 1994 to 1996, Executive Vice President from 1996 to 2000 and Director of the Investment Products Division from 1998 to December 31, 2000. Mr. Marra is an officer of each of The Hartford-sponsored mutual funds. He also is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He is a past Chairman of the National Association of Variable Annuities.

ROBERT W. SELANDER
(Director since 1998)
Mr. Selander, 51, has been President and Chief Executive Officer of MasterCard International since May 1997. From 1994 to May 1997, he was Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over 20 years in positions of increasing responsibility at Citicorp/Citibank, N.A. Mr. Selander also is a director of Europay International and MasterCard International.

CHARLES B. STRAUSS
(Director since 2001)
Mr. Strauss, 58, was appointed President and Chief Executive Officer of Unilever United States, Inc., a primary business group of Unilever, the international food and home and personal care organization ("Unilever"), in May 2000. He also has held the positions of Group President, Unilever Home and Personal Care—North America of Unilever since September 1999, and Chairman of the North America Committee, which coordinates Unilever's North American activities, since May 2000. Mr. Strauss joined Unilever in 1986 as President and Chief Executive Officer of Ragú Foods. Since then, he has held a number of increasingly responsible senior executive positions in the Unilever organization, including Chairman and Chief Executive Officer of Unilever's German subsidiary Langnese-Iglo GmbH from 1989 to 1992, President and Chief Executive of Lever Brothers Company from 1992 to 1996 and Group President of Unilever Latin America from March 1996 through August 1999. Mr. Strauss is a member of The Business Roundtable, Vice Chairman of the Cosmetics, Toiletries and Fragrance Association, and a member of the Boards of Directors of the Grocery Manufacturers Association and the International Mass Retailers Association. Mr. Strauss is also a member of the Board of Overseers of Columbia Business School, and a past Chairman of the Board of the International School, Hamburg Germany.

H. PATRICK SWYGERT
(Director since 1996)
Mr. Swygert, 58, is President of Howard University, Washington, D.C., a position he has held since August 1995. He was President of the University at Albany, State University of New York, from 1990 to August 1995. Mr. Swygert, who holds a law degree from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. Mr. Swygert is the immediate past Chairman of the Community-Business Partnership of the Greater Washington Board of Trade, and currently is a member of the Executive Committee of the Board of Directors of the Board of Trade. He is the past Chairman of the Washington, D.C. Area Consortium of Colleges and Universities. Mr. Swygert is also a member of the Boards of Directors of Fannie Mae and United Technologies Corporation, and a former member of the Board of Directors of The Victory Funds.

GORDON I. ULMER
(Director since 1995)
Mr. Ulmer, 69, is former Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and a retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). Mr. Ulmer joined CBT in 1957 and held a number of executive positions with that organization before being appointed President and a director in 1980, and Chairman and Chief Executive Officer in 1985. He was named President of BNEC in 1988, and held that position until his retirement in December 1990. Mr. Ulmer also is a director of Rayonier, Inc. and the Old State House Association.

DAVID K. ZWIENER
(Director since 1997)
Mr. Zwiener, 47, has served as Executive Vice President of the Company since August 1995. Additionally, he has held the positions of President and Chief Operating Officer of the Company's Worldwide Property and Casualty Division since April 2000. He also served as Chief Financial Officer of the Company from August 1995 to April 2001. Mr. Zwiener previously held the positions of Executive Vice President and Chief Financial Officer of ITT Financial Corporation from March 1993 until February 1995. From November 1987 to March 1993, he held the positions of Senior Vice President and Treasurer and Executive Vice President—Capital Markets Division of Heller International Corporation. Mr. Zwiener also is a director of Sheridan Healthcare and a trustee of The Wadsworth Athenaeum. He formerly served as a director of the Connecticut Business and Industry Association.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board of Directors reviews significant developments affecting the Company and acts on matters requiring Board approval. During 2001, the Board of Directors held 9 meetings.

        There are 5 standing committees of the Board of Directors: the Audit Committee, the Compensation and Personnel Committee, the Finance Committee, the Legal and Public Affairs Committee, and the Nominating Committee. Each committee is comprised solely of directors who are not officers of, or otherwise employed by, The Hartford or any of its subsidiaries. Set forth below is a description of the duties of each committee and its members.

        The Audit Committee recommends the selection of the independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, considers the impact of professional services provided by the independent auditors upon such auditors' independence from the Company, reviews the fees paid to the independent auditors, reviews and recommends approval of the audited financial statements of the Company and the annual report on Form 10-K that is filed with the Securities and Exchange Commission ("SEC"). It also reviews the expense accounts of senior executives of the Company. The current members of the Audit Committee are Ms. Dublon and Messrs. Frahm, Kelly, Kirk, Selander (Chairman) and Strauss. In 2001, the Audit Committee held 7 meetings.

        The Compensation and Personnel Committee evaluates the performance of The Hartford's senior management and establishes executive compensation policies. Ms. Dublon and Messrs. Kirk, Selander, Swygert and Ulmer (Chairman) are the current members of the Compensation and Personnel Committee. The Compensation and Personnel Committee held 4 meetings in 2001.

        The Finance Committee is responsible for reviewing capital expenditures and appropriations and maximizing the effective use of the assets of the Company and its subsidiaries, including directing the investment allocation and risk management policies of the Company. The members of the Finance Committee currently are Messrs. Araskog (Chairman), Frahm, Kelly, Strauss and Ulmer and Ms. Dublon. In 2001, the Finance Committee held 4 meetings.

        The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory, intellectual property and related governmental policy matters affecting the Company and its subsidiaries. The committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. It also reviews and defines the Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. Currently, the members of the Legal and Public Affairs Committee are Messrs. Araskog, Kelly, Selander, Strauss and Swygert (Chairman). The Legal and Public Affairs Committee held 2 meetings in 2001.

        The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its committees, proposes nominees for election to the Board of Directors and its committees, and considers the qualifications, compensation and retirement of directors. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The Nominating Committee's members are currently Messrs. Araskog, Frahm, Kirk (Chairman), Swygert and Ulmer. During 2001, the Nominating Committee held 4 meetings.

        In 2001, each director attended at least 95% of all meetings of the Board of Directors and the committees of which he or she is a member, except Ms. Dublon who attended 74% of all such meetings.

Directors' Compensation

        Standard Fees.    Members of the Board of Directors who are employees of the Company or its subsidiaries are not compensated for service on the Board of Directors or any of its committees. The current compensation for non-employee directors consists of the following:

  •
  An annual retainer fee of $40,000, payable solely in restricted shares of Common Stock pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors described below.
  •
  An annual retainer of $30,000, payable in cash to all non-employee directors except Mr. Strauss. Mr. Strauss receives this retainer amount in the form of restricted shares of Common Stock pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors.
  •
  A $1,500 fee for each meeting of the Board of Directors attended, payable in cash to all non-employee directors except Mr. Strauss. Mr. Strauss' Board of Directors meeting fees are payable directly from the Company to Unilever U.S. (as required by that company's policies with respect to its officers serving on outside boards of directors).
  •
  A $1,200 fee for each committee meeting attended, payable in cash to all non-employee directors except Mr. Strauss. Mr. Strauss' committee meeting fees are payable directly from the Company to Unilever U.S. (as required by that company's policies with respect to its officers serving on outside boards of directors).
  •
  An option to purchase Common Stock, granted under The Hartford 2000 Incentive Stock Plan ("Incentive Stock Plan") described below.

In addition, each committee chairperson receives an annual retainer of $7,500. Directors are reimbursed for travel and related expenses they incur in connection with their serving on the Board of Directors.

        Restricted Stock Plan for Non-Employee Directors.    Under The Hartford 1996 Restricted Stock Plan for Non-Employee Directors, non-employee directors receive grants of shares of restricted Common Stock as partial payment for their annual retainer fee. Grants of restricted stock under the plan are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock granted is determined by dividing the annual retainer for the year of the award by the fair market value of the Common Stock as reported on the New York Stock Exchange ("NYSE") as of the date of the award.

        Non-employee directors receiving shares of restricted Common Stock may not sell, assign or otherwise dispose of the restricted shares until the restriction period ends. The restriction period ends upon the earliest of: (i) 5 years after the grant date, (ii) the director's retirement at age 72, (iii) a "change of control" (as defined in the plan) of the Company, (iv) the director's death, (v) the director's disability, or (vi) the director's resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

        Stock Options.    Each non-employee director who is to be elected at, or who continues in office following, each annual meeting of shareholders is entitled to an annual option grant to purchase shares of the Common Stock with a value of $60,000. The option will be granted automatically on the date the Company makes its annual employee option awards, at an exercise price equal to the closing price per share of the Common Stock on the NYSE as of the date of grant. The non-employee director may exercise his or her option to purchase one-third of the total number of shares underlying the option as of the second anniversary of the date of grant, and may exercise his or her option to purchase the total number of shares granted on the third anniversary of the date of grant. The maximum term of each option is 10 years plus 2 days from the date of grant, and any unexercised option will terminate within a certain period of time after the director's termination of service on the Board of Directors, unless the termination occurs under certain circumstances specified in the Incentive Stock Plan.

        Insurance.    The Company provides each non-employee director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while he or she serves on the Board of Directors. Non-employee directors may purchase additional benefits under these policies.

AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS

Audit Committee Charter

        The Audit Committee reports to the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its responsibility to shareholders related to financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The committee operates pursuant to a charter, approved by the Board of Directors, which sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the committee to the independent auditors, the internal audit department, and management of the Company.

Membership

        The Audit Committee consists of 6 members, all of whom are "independent" directors under the NYSE listing standards. None of the members of the Audit Committee are current officers or employees of the Company or its affiliates, nor do any of them have any relationship to the Company that might interfere with the exercise of their independence from management and the Company.

Report of the Audit Committee

        The Audit Committee, in its oversight role over (i) the Company's financial accounting and reporting process, (ii) the Company's system of internal controls established by management and (iii) the internal and external audit processes, has met with Company management, the independent auditors and the general auditor of the Company. Discussions about the Company's audited financial statements for the year ended December 31, 2001 included the independent auditors' judgments about both the quality and the acceptability of the Company's accounting principles and underlying estimates used in those financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as amended by SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications ("SAS 90"), and by the Audit Committee charter.

        In conjunction with the specific activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 20, 2002:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001 with management of the Company.
  (2)
  The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90.
  (3)
  The Audit Committee has received from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees:
  (i)
  a written disclosure, indicating all relationships, if any, between the independent auditors and their related entities and the Company and its related entities which, in the auditors' professional judgment, reasonably may be thought to bear on the auditors' independence, and
  (ii)
  a letter from the independent auditors confirming that, in their professional judgment, they are independent of the Company within the meaning of the securities acts administered by the Securities and Exchange Commission; and the Audit Committee has discussed with the auditors the auditors' independence from the Company.

        Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

The Audit Committee:

Robert W. Selander, Chairman
Dina Dublon
Donald R. Frahm
Edward J. Kelly, III
Paul G. Kirk, Jr.
Charles B. Strauss

Audit Fees

        The aggregate fees billed by the Company's independent auditors for professional services rendered for the audit of the Company's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the 2001 fiscal year were $2,818,000.

Financial Information Systems Design and Implementation Fees

        There were no information technology services provided to the Company by its independent auditors for the 2001 fiscal year.

All Other Fees

        The aggregate fees billed for all other non-audit services, including fees for tax-related services, provided to the Company by its independent auditors for the 2001 fiscal year were $3,550,000. Included within this amount were fees billed of $1,959,000 for audit-related services, which include such services as statutory audits of subsidiaries, separate account audits, due diligence assistance and services related to registration statements, consents and comfort letters.

        The Audit Committee considered whether the provision of information technology services and other non-audit services to the Company by its independent auditors is compatible with maintaining the independent auditors' independence.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION

        This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Board of Directors and discusses the compensation of the Company's Chief Executive Officer and certain other executive officers for 2001. Following this report is a Summary Compensation Table that sets forth all compensation earned by, and awarded or paid to, Ramani Ayer, the Company's President and Chief Executive Officer, and the other executives included in that table. Also following this report are tables that provide information on stock option grants and other long-term performance grants, and a performance graph that compares the cumulative total return on the Common Stock to the cumulative total returns of the Standard & Poor's 500 Index® and a peer insurance companies index.

The Committee's Role in Overseeing Executive Compensation Policy

        A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including the Company's senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

        The Committee recognizes the importance of aligning the interests of management and shareholders to maximize shareholder value. In carrying out its decision-making functions related to executive compensation, the Committee has established certain guiding principles, including:

  •
  Recognition of the central importance of creating shareholder value, to be reinforced by heavy reliance on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.
  •
  Adherence to a pay-for-performance philosophy which ensures that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are met.
  •
  Maximization of shareholder value by encouraging the acquisition and retention of Common Stock by Senior Executives, thereby strengthening the common interests of management and shareholders.
  •
  Establishment of Senior Executive compensation levels in relation to the pay rates that are offered at organizations with which the Company competes for senior management talent.
  •
  Maintenance of a total compensation perspective on Senior Executive pay when judging the appropriateness of rewards for Senior Executives.

Description of Executive Compensation Policies

        The Committee has set out guidelines for the compensation of Senior Executives that include:

  •
  base salary levels that are targeted somewhat below market rates,
  •
  a heavy emphasis on performance-based, variable compensation, which, when combined with base salary, provides above market total compensation for successful performance, and
  •
  a commitment to promote enhanced share ownership among Senior Executives.

The Committee believes that a compensation program that adheres to these guidelines will effectively catalyze Senior Executive activities in achieving the Company's goals and appropriately recognize the contributions of each Senior Executive.

        Consistent with the shareholder value orientation of its compensation guidelines, the Committee has authorized guidelines for ownership of Common Stock by Senior Executives that should serve to further align the interests of the Company's management and its investors. These ownership guidelines provide that by the later of 2001 and 5 years from the year of hire, each Senior Executive should attain an investment position in the Common Stock equal to 2 to 3 times his or her base salary. The level of investment depends on the position of the Senior Executive.

        It is the Company's policy to target Senior Executive compensation levels in relation to compensation rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance and financial services companies, although general industry practices are also considered when reviewing compensation for certain Senior Executives whose functional responsibilities are not exclusively insurance or financial services related. For line of business Senior Executives, compensation is in line with practices that are common at other leading insurance carriers, as well as at other financial institutions that offer competing insurance and financial products.

2001 Compensation

        The principal elements of the Senior Executive compensation program adopted by the Company and in effect for 2001 are:

  •
  a base salary tied to individual value added within the context of the market;
  •
  an annual incentive opportunity dependent on operating results; and
  •
  stock options and long-term compensation tied to earnings growth and stock price appreciation.

Each of these elements is discussed below.

  2001 Base Salary

        Base salaries for Senior Executives in 2001 were generally set at levels that represent 90% of the median salaries paid to individuals holding similar positions in organizations with which the Company competes for senior executive talent. A Senior Executive's total compensation, comprised of base and variable pay, can achieve 120% of the market norm when that Senior Executive's performance goals are fully met. In assessing a Senior Executive's salary level in 2001, the Committee also considered on-the-job performance of that Senior Executive, including his or her demonstrated contributions to achievement of the Company's goals. In considering salary actions, the Committee also reviewed internal compensation equity and the Senior Executive's level of responsibility, experience and expertise.

        The Committee approved salary increases of $25,000, $50,000, $50,000 and $170,000 for Messrs. Ayer, Smith, Marra and Zwiener, respectively, effective February 1, 2001. A salary increase of $25,000 was approved for Mr. Znamierowski, effective March 1, 2001. The Committee approved an additional salary increase of $100,000 for Mr. Znamierowski in connection with his promotion to his current position, effective November 5, 2001. These increases reflected competing pay practices at peer corporations and individual performance. In addition, Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski have employment agreements with the Company that provide for minimum base salaries, as described below under the heading "Employment Agreements and Severance Plan."

  2001 Variable Compensation

        Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about 25% of variable compensation, while long-term incentives are designed to deliver the remaining 75%. All variable compensation programs also facilitate Senior Executives' acquisition and retention of Common Stock, thereby promoting a coordination of interest between the Company's management and shareholders.

  Annual Incentives

        Each year, the Committee reviews management's suggestions for performance goals which, if achieved, will enhance the Company's value. The Committee also reviews and approves, with respect to each Senior Executive, annual incentive payment levels payable in the event performance goals are fully realized. Actual annual incentive payments to Senior Executives vary, depending on performance relative to such goals. Better performance generates larger awards; lesser results yield smaller awards.

        Ordinarily, corporate or staff Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and/or individual performance. On occasion and where appropriate, the Committee may approve management's recommendation for customized annual incentive arrangements aimed at addressing competitive market requirements or specific business needs.

        The amounts of annual incentive awards are based on actual financial performance during the year compared to annual performance goals established by the Committee at the beginning of the year. For 2001, the factors for determining achievement of performance goals for Mr. Ayer were total Company operating earnings per diluted share. The performance goals for Mr. Smith were Hartford Life earnings growth and return on equity. The performance goals for Mr. Marra were Hartford Life return on equity and operating income of various Hartford Life divisions. The performance goals for Mr. Zwiener were property and casualty operating income, growth/profitability and other underwriting expenses. The performance goals for Mr. Znamierowski were portfolio results for Hartford Investment Management Company ("HIMCO"), an indirect wholly owned subsidiary of the Company, total Company operating income, total Company return on equity, Hartford Life operating income, Hartford Life portfolio total returns and Hartford Life return on equity. Each of the above performance goals relating to operating income excluded the impact of certain non-recurring items, specifically the impact of September 11th and certain tax benefits.

        For 2001, based on these goals, the Committee awarded annual incentives of $1,106,000, $1,380,000, $1,322,055, $628,800 and $693,163 to Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski, respectively.

        Consistent with the Company's interest in promoting a strong alignment between management and shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Common Stock ("Stock Units"). Under The Hartford 1996 Deferred Restricted Stock Unit Plan, receipt of actual shares of Common Stock in exchange for Stock Units is deferred during a 3-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional stock units equal to 10% of the amount converted ("Premium Stock Units"), and actual shares relating to these Premium Stock Units also will be deferred as to receipt and restricted for a period of 3 years.

  2001 Long-Term Incentives: Stock Options

        For 2001, the Committee provided eligibility for executives and key employees of the Company for grants of stock options under the terms of the Incentive Stock Plan. Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in created shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum 10 year plus 2 day term.

        The Committee believes that the practice of annually granting stock options reinforces the Company's policy of encouraging Common Stock ownership by executives. By becoming shareholders of the Company, executives are able to share both the perspective of and the reward experienced by non-employee owners of the Company. This alignment of interests supports the building of shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives for creating value for shareholders.

        On February 21, 2001, options to purchase an aggregate of 692,812 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski at an exercise price of $62.07 per share (the closing price of a share of the Common Stock on the NYSE on February 21, 2001).

        To further align the interests of Senior Executives and shareholders, the options granted on February 21, 2001, as described above, to Messrs. Ayer, Smith, Marra and Zwiener (as well as the options granted on February 21, 2001 to a limited number of other executives, other than the Named Executives) included a performance-based provision that would allow the options to become exercisable upon the earlier to occur of (i) the closing price of the underlying stock on the NYSE equaling or exceeding 125% of the option exercise price for a period of at least 10 consecutive trading days, and (ii) 7 years from the date of option grant.

        All other options to purchase Common Stock granted on February 21, 2001, including those granted to Mr. Znamierowski and other executives, become exercisable at the cumulative rate of one-third per year for the first 3 years from the date of grant.

        On March 1, 2001, special performance and vesting requirements were satisfied for certain options to purchase the Common Stock granted on December 17, 1997 to Messrs. Ayer, Smith, Marra and Zwiener in order to motivate their achievement of aggressive long-term goals. The number of stock options granted to Messrs. Ayer, Smith, Marra and Zwiener was 260,000, 200,000, 75,000 and 200,000, respectively. As part of this program, Messrs. Ayer, Smith and Zwiener were also granted 80,000, 20,000 and 20,000 shares, respectively, of Restricted Stock. The stock options were granted with an exercise price of $44.47, which was the NYSE closing price of a share of the Common Stock on the date of the grants, and carry a 10-year term. The special performance and vesting requirements attached to both the stock options and the Restricted Stock were as follows: In order for 50% of each grant to vest, the closing price of the Common Stock, as reported on the NYSE, had to meet or exceed $61.50 per share for 10 consecutive trading days by March 1, 2001. An additional 25% and the remaining 25% of each grant was to vest only if the Common Stock closed at or above $63.00 and $65.00 per share, respectively, for 10 consecutive trading days by March 1, 2001. If these price requirements were not met by March 1, 2001, the stock options and Restricted Stock (or applicable portion thereof) would be forfeited. As a result of the performance of the Common Stock, the price requirement for the first 50% of each of the above stock options and Restricted Stock grants was satisfied on May 20, 1999, and the price requirements for the additional 25% and the remaining 25% were satisfied on May 21, 1999 and September 13, 2000, respectively. As a consequence, all of the above stock option and Restricted Stock grants became fully vested on March 1, 2001.

        In addition, on July 19, 2000, the Committee approved a special performance-based award of stock options and cash ("2000 Special Stock Option Grant") to certain key executives of Hartford Life. The 2000 Special Stock Option Grant was aimed at retaining key executives of Hartford Life and motivating them to achieve exceptional earnings growth for that company for the period ending on December 31, 2003. Awards are payable in stock options (75%) and cash (25%), and are not fully vested and exercisable until March 1, 2004. Vesting of the options is cumulative from year to year. On December 31, 2000 and annually on that same date through 2003, 25% of the total number of options granted were to vest, provided that Hartford Life achieved its earnings target for that year and the key executive continued to be employed by Hartford Life. Under the terms of the 2000 Special Stock Option Grant, Messrs. Smith, Marra and Znamierowski were awarded options to purchase 62,000, 62,000 and 16,500 shares, respectively, of the Common Stock. The exercise price for these options is $56.375 per share, the closing price of a share of Common Stock on the NYSE on July 19, 2000. On December 31, 2000, 25% of these options vested as a result of Hartford Life achieving its earnings targets for 2000 as determined by the Committee. On December 31, 2001, an additional 25% of these options vested as a result of Hartford Life achieving its earnings targets for 2001 as determined by the Committee.

        Further information regarding option grants for the named Senior Executives during 2001 is included in the option tables following this report.

    Long-Term Incentives Payable in 2001: 1998 Long-Term Performance Plan

        Prior to 1999, Senior Executives and other executives received the opportunity under the Company's former Long-Term Performance Plan to earn shares of Common Stock contingent on the Company achieving certain performance objectives over a 3-year period. Under the terms of these contingent awards, there were 2 equally weighted performance objectives measured over the 3-year period beginning with the year the award was made: (i) core earnings per share and (ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer group would result in the awarding of a target number of shares. Better performance (up to a maximum of 150% of each of the performance measures) would yield a larger payout, up to a maximum combined payout of 200%; poorer performance (to a minimum of 75% of each of the performance measures) would result in proportionally smaller payments. If the minimum threshold was not achieved, no shares would ultimately be awarded.

        Effective for plan years beginning in 1999, the Long-Term Performance Plan was discontinued and all annual long-term incentives for Senior Executives and other executives were granted in the form of stock options. It is expected that long-term incentives in the future, if any, will be granted in the form of stock options. The final payout under the Long-Term Performance Plan results from The Hartford 1998 Long-Term Performance Plan (the "1998 Long-Term Plan") adopted by the Committee, and the Hartford Life 1998 Long-Term Performance Plan (the "Hartford Life 1998 Long-Term Plan") adopted by the Hartford Life Committee. Each of these plans is described below.

        On January 29, 2001, the Committee approved payouts under the 1998 Long-Term Performance Plan based on Company performance over the 1998 through 2000 period. The combined payout factor for core earnings per share and total shareholder return was 146.6%. Based on this result, the Committee approved the distribution of 38,878, 13,517, and 15,188 shares to Messrs. Ayer, Smith and Zwiener, respectively.

        Also on January 29, 2001, the Committee approved payouts under the Hartford Life 1998 Long-Term Plan based on Hartford Life performance over the 1998 through 2000 period. The combined payout factor for Hartford Life core earnings per share and Hartford Life total shareholder return was 169.4%. Based on this result, the Committee approved the distribution of 22,982, 19,139 and 4,843 shares to Messrs. Smith, Marra and Znamierowski, respectively.

        All of the performance shares described above were payable 50% in Common Stock and 50% in cash. Senior Executives were permitted to defer receipt of all or a portion of this payout under The Hartford 1996 Deferred Restricted Stock Unit Plan described above.

Compliance with Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m) but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

Summary

        The Committee is responsible for reviewing, monitoring and approving all compensation decisions affecting Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

The Compensation and Personnel Committee:

Gordon I. Ulmer, Chairman
Dina Dublon
Paul G. Kirk, Jr.
Robert W. Selander
H. Patrick Swygert

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides information for 2001 regarding the cash and other compensation of (i) the Company's Chief Executive Officer and (ii) the 4 other most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "Named Executives"):

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards				Payouts
Name and Principal Position
	Year	Salary($)	Bonus ($)	Restricted Stock Awards($)		Securities Underlying Options(#)		LTIP Payouts ($)		All Other Compensation ($)(12)(13)
Ramani Ayer Chairman, President and Chief Executive Officer	2001 2000 1999	1,022,917 995,833 941,667	1,106,000 1,752,000 834,750	— 25,042 28,305	(2) (3)	222,046 408,497 165,675		— 2,638,844 1,392,337	(8) (9)	49,065 40,283 37,005
Lowndes A. Smith(1) Vice Chairman	2001 2000 1999	945,833 895,833 837,500	1,380,000 1,840,500 1,385,000	— — 47,338	(4)	174,465 192,719 173,660 35,822 42,329	(7) (7)	— 917,466 1,559,903 534,939 960,755	(8) (10) (9) (11)	45,291 36,431 32,390
Thomas M. Marra Executive Vice President	2001 2000 1999	845,833 783,333 591,667	1,322,055 1,400,800 1,121,675	— 941,462 11,819	(5) (4)	145,387 62,000 217,074 68,196	(7) (7)	— 1,299,060 423,557	(10) (11)	41,412 38,309 25,274
David K. Zwiener Executive Vice President	2001 2000 1999	785,833 627,500 591,667	628,800 919,800 437,250	— 941,462 21,862 22,200	(5) (2) (3)	126,883 177,696 59,703		— 1,030,885 603,385	(8) (9)	30,804 23,672 23,216
David M. Znamierowski Group Senior Vice President and Chief Investment Officer	2001 2000 1999	336,743 296,667 276,250	693,163 384,750 260,600	— 400,262 —	(6)	24,031 16,500 35,346 7,911	(7) (7)	— 328,719 87,559	(10) (11)	11,840 12,737 9,915

(1)
Mr. Smith retired from the positions of Vice Chairman and a director of the Company effective on January 1, 2002.
(2)
Pursuant to The Hartford 1996 Deferred Restricted Stock Unit Plan ("Stock Unit Plan"), certain executives of the Company elected to forego a certain percentage of 1999 bonus payments made in 2000 in exchange for the right to receive shares of Common Stock ("Stock Units"). The number of Stock Units granted to an executive is equal to the amount of the bonus forgone divided by the NYSE closing price of the Common Stock on the date of grant of the Stock Units. As an incentive for foregoing a percentage of bonus, Senior Executives who elect to receive Stock Units under the Stock Unit Plan are granted additional Stock Units equal to 10% of the percentage of bonus converted to Stock Units ("Premium Stock Units"). Shares of Common Stock underlying Stock Units and Premium Stock Units may not be received until 3 years from the date of grant but are fully vested, except that shares of Common Stock underlying Premium Stock Units may be forfeited if employment with the Company is terminated under certain circumstances before 3 years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Stock Units and Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders. The amounts identified represent the value of the Premium Stock Units awarded on

  March 15, 2000. On that date, the closing price of the Common Stock on the NYSE was $33.375 per share. On December 31, 2001, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer and Zwiener were $48,431 and $42,281, respectively, based on the closing price of the Common Stock of $62.83 per share on that date.

(3)
The amounts identified represent the value of the Premium Stock Units awarded on March 15, 1999 pursuant to the Stock Unit Plan described in Note (2) with respect to 1998 bonus payments made in 1999. On March 15, 1999, the NYSE closing price of the Common Stock was $56.8125 per share. On December 31, 2001, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer and Zwiener were $32,798, and $25,724, respectively, based on the NYSE closing price of the Common Stock of $62.83 per share on that date.
(4)
Pursuant to the 1997 Hartford Life Deferred Restricted Stock Unit Plan (the "Hartford Life Stock Unit Plan"), Messrs. Smith and Marra each elected to forego a certain percentage of his 1998 bonus payment that was ultimately awarded in 1999 in exchange for the right to receive units ("Class A Stock Units") representing shares of Hartford Life Class A Common Stock ("Class A Stock"). The number of Class A Stock Units granted to an executive is equal to the amount of bonus forgone divided by the closing price of the Class A Stock on the NYSE on the date of grant of the Class A Stock Units. As an incentive for foregoing the percentage of bonus, participating executives are granted additional Class A Stock Units equal to 10% of the Class A Stock Units ("Class A Premium Stock Units"). Shares of Class A Stock underlying Class A Stock Units and Class A Premium Stock Units may not be received until 3 years from the date of grant but are fully vested, except that shares of Class A Stock underlying Class A Premium Stock Units may be forfeited if employment with Hartford Life is terminated under certain circumstances before 3 years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Class A Stock Units and Class A Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Class A Stock held by all shareholders of Hartford Life. The amounts identified in this column represent the value of the Class A Premium Stock Units awarded on March 15, 1999 when the closing price of the Hartford Life Class A Common Stock on the NYSE was $52.625 per share. On June 27, 2000, as a result of the Hartford Life Merger, all Class A Stock Units, including all Class A Premium Stock Units, under the Hartford Life Stock Unit Plan, were converted into Stock Units and Premium Stock Units under the Stock Unit Plan. Accordingly, the Class A Premium Stock Units for Mr. Smith and Mr. Marra were converted into Premium Stock Units under the Stock Unit Plan representing 837.8551 shares and 209.1828 shares of Common Stock, respectively. On December 31, 2001, the value of such Stock Units and Premium Stock Units (including those acquired by dividend reinvestment) for Mr. Smith and Mr. Marra was $53,852 and $13,445, respectively, based on the NYSE closing price of the Common Stock of $62.83 per share on that date.
(5)
Represents the market value of 16,700 shares of Restricted Stock granted to each of Mr. Marra and Mr. Zwiener on July 19, 2000, based on the NYSE closing price of the Common Stock of $56.375 per share on that date. One-third of the total number of shares granted (5,567 shares) will vest on July 19, 2003 and the remaining two-thirds (11,133 shares) will vest on July 19, 2005. The market value of these shares of Restricted Stock for each of Mr. Marra and Mr. Zwiener was $1,049,261 on December 31, 2001, based on the NYSE closing price of the Common Stock of $62.83 per share on that date. Dividends with respect to the Restricted Stock are paid in the same amount and to the same extent as dividends paid to shareholders of the Common Stock.
(6)
Represents the market value of 7,100 shares of Restricted Stock granted to Mr. Znamierowski on July 19, 2000, based on the NYSE closing price of the Common Stock of $56.375 per share on that date. One-third of the total number of shares granted (2,367 shares) will vest on July 19, 2003 and the remaining two-thirds (4,733 shares) will vest on July 19, 2005. The market value of these shares of Restricted Stock was $446,093 on December 31, 2001, based on the NYSE closing price of the Common Stock of $62.83 per share on that date. Dividends with respect to the Restricted Stock are paid in the same amount and to the same extent as dividends paid to shareholders of the Common Stock.
(7)
Represents the number of shares of Common Stock underlying options granted to Messrs. Smith and Marra under the Incentive Stock Plan after conversion of option grants of Hartford Life Class A Common Stock as a result of the merger of a wholly owned subsidiary of The Hartford with Hartford

  Life pursuant to which Hartford Life became a wholly owned subsidiary of the Company. The Hartford Life option grants were originally made pursuant to the 1997 Hartford Life Incentive Stock Plan. Underlying shares of Hartford Life Class A Common Stock pursuant to 1 or more grants made in 2000 and 1999 were as follows:

	Year in Which Original Hartford Life Option Grant(s) Was Made	No. of Shares of Hartford Life Class A Common Stock Underlying Original Hartford Life Option Grant
Lowndes A. Smith	2000	188,291
	1999	45,895
Thomas M. Marra	2000	235,363
	1999	73,942
David M. Znamierowski	2000 1999	38,324 8,577
(8)
In 1998, each of these Named Executives was granted a certain number of performance shares relating to the Common Stock. These grants were contingent upon the Company achieving 2 general performance objectives over a 3-year period ending on December 31, 2000. The amounts shown represent the value of payouts made by the Company on January 29, 2001 with respect to the grants of performance shares made in 1998.
(9)
In 1997, each of these Named Executives was granted a certain number of performance shares relating to the Common Stock. The grants were contingent upon the Company achieving 2 general performance objectives over a 3-year period ending on December 31, 1999. This amount represents the value of payouts made by the Company on January 27, 2000 in respect of performance shares awarded to the Named Executive in 1997.
(10)
In 1998, Messrs. Smith, Marra and Znamierowski were granted a certain number of performance shares relating to Hartford Life Class A Common Stock. The grants were contingent upon Hartford Life achieving 2 general performance objectives over a 3-year period ending on December 31, 2000. On June 27, 2000, as a result of the Hartford Life Merger, these performance shares were converted into performance shares relating to the Common Stock. These amounts represent the value of the payout made by the Company on January 29, 2001 in respect of the converted performance shares.
(11)
In 1997, Messrs. Smith, Marra and Znamierowski were granted a certain number of performance shares relating to Hartford Life Class A Common Stock. The grants were contingent upon Hartford Life achieving 2 general performance objectives over a 3-year period ending on December 31, 1999. This amount represents the value of the payout made by Hartford Life on January 27, 2000 in respect of performance shares awarded to the Named Executive in 1997.
(12)
Unless otherwise noted, amounts shown in this column represent Company contributions under The Hartford Investment and Savings Plan, a tax-qualified defined contribution plan, and The Hartford Excess Savings Plan, a non-qualified plan established as a "mirror" to the qualified Plan to facilitate payment of amounts not payable under the qualified plan due to tax restrictions. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed 3% of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent (.005) of an employee's salary. Company contributions under these plans for 2001 were $36,065, $33,104, $29,604, $27,504 and $11,840 for Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski, respectively. The Company's flexible benefit programs allow for the sale back to the Company of up to 1 week of vacation time capped at a 2001 limit of $3,272. An amount of $3,272 is included in this column for Messrs. Smith and Marra.

(13)
The Company pays for certain financial and tax planning benefits for certain Senior Executives. For 2001, $13,000, $7,500, $8,535 and $3,300 of income attributable to these benefits were paid on behalf of Messrs. Ayer, Smith, Marra and Zwiener, respectively.

Stock Options

        Under the Incentive Stock Plan, the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, with or without stock appreciation rights, shares of restricted Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 2001.

Option Grants In Fiscal Year 2001

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(6)
	Number of Securities Underlying Options Granted(#)(1)
		% of Total Options Granted to Employees in 2001(4)
			Exercise Price ($/Share)(5)	Expiration Date
Name					5%	10%
Ramani Ayer	222,046	5.24	62.07	02/23/11	8,668,676	21,964,790
Lowndes A. Smith	174,465	4.12	62.07	02/23/11	6,811,114	17,258,078
Thomas M. Marra	145,387	3.43	62.07	02/23/11	5,675,908	14,381,682
David K. Zwiener	126,883	2.99	62.07	02/23/11	4,953,512	12,551,266
David M. Znamierowski	24,031	0.57	62.07	02/23/11	938,170	2,377,147

(1)
The options granted to Messrs. Ayer, Smith, Marra and Zwiener become exercisable upon the earlier of: (i) 7 years from the date of grant, and (ii) the date the closing price of the Common Stock on the NYSE is 125% or more of the option grant price for at least 10 consecutive trading days.
(2)
Percentages are based on options to purchase a total of 4,237,365 shares of Common Stock granted to 4,225 employees of the Company and its subsidiaries during 2001.
(3)
All options were granted at exercise prices that were 100% of the fair market value of one share of Common Stock on the date of grant.
(4)
At the end of the term of the options granted on February 21, 2001, the projected price of a share of Common Stock would be $101.11 and $160.99 at assumed annual appreciation rates of 5% and 10%, respectively.

2001 Option Exercises and 2001 Year-End Option Values

        The following table provides information on stock options that were exercised and the value of unexercised stock options held at December 31, 2001 by the Named Executives:

		Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at Fiscal Year End
	Number of Shares Acquired Upon Exercise				$ Value of Unexercised In the Money Options Held at Fiscal Year End(2)
Name		$ Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ramani Ayer	62,882	3,103,891	1,354,895	222,046	32,783,332	168,755
Lowndes A. Smith	147,432	4,399,415	746,932	278,794	15,372,590	690,804
Thomas M. Marra	26,922	935,173	398,775	275,583	8,304,408	765,447
David K. Zwiener	75,000	2,544,810	389,887	126,883	6,874,764	96,431
David M. Znamierowski	—	—	30,412	66,732	510,712	689,012

(1)
Value realized upon the exercise of an option represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.
(2)
Values of "in-the-money" options are calculated by subtracting the exercise price per share of Common Stock granted under the option from the NYSE consolidated trading closing price of $62.83 for one share of Common Stock on December 31, 2001.

Retirement Program

        The Hartford Fire Insurance Company Retirement Plan for U.S. Employees (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including the Senior Executives and other executives. The Retirement Plan has 2 formulas under which benefits are calculated. The first formula is a "final average pay" formula that applies to employees, including each of the Named Executives, with original hire dates with the Company prior to January 1, 2001. The second formula is a "cash balance" formula that applies to employees with original hire dates with the Company of January 1, 2001 or later.

        Under the terms of the final average pay formula of the Retirement Plan, an employee's annual pension will equal 2% of his or her average final compensation for each of the first 30 years of benefit service, reduced by 1.67% of the employee's primary Social Security benefit for each year of benefit service to a maximum of 30 years; provided that no more than 50% of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the final average pay formula of the Retirement Plan as the total of an employee's (i) average annual base salary for the 5 calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (ii) average annual compensation not including base salary for the 5 calendar years of the employee's last 120 consecutive calendar months of eligibility service affording the highest such average. The final average pay formula of the Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age 60 following completion of 15 years of eligibility service. An employee will be vested in benefits accrued under the final average pay formula of the Retirement Plan upon completion of 5 years of eligibility service.

        Based on various assumptions as to remuneration and years of service, before Social Security reductions, the Pension Plan Table below illustrates the estimated annual benefits payable that are paid by the Company from the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan (as described below) at retirement at age 65.

        Under the terms of the cash balance formula of the Retirement Plan, the Company maintains accounts for employees to which "Hartford Credit" and "Interest Credit" amounts are credited on a semi-monthly basis. The "Hartford Credit" amount is based on the employee's eligible semi-monthly pay, multiplied by a percentage amount that increases (i) with the employee's age, and (ii) to the extent that the employee's income to date has exceeded the Federal social security taxable wage base. The "Interest Credit" amount is based on the employee's account balance to date, multiplied by an interest rate prescribed by the cash balance formula of the Retirement Plan. The benefit ultimately payable to the employee under the cash balance formula of the Retirement Plan is the accumulation of Hartford Credits and Interest Credits, to the extent vested. Vested benefits are payable when the employee leaves the Company, unless the employee elects to defer payment to a later date under the terms of the cash balance formula of the Retirement Plan. An employee will be vested in his or her account balance under the cash balance formula of the Retirement Plan upon completion of 5 years of eligibility service.

        Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Company has a non-qualified retirement plan (the "Hartford Excess Retirement Plan") for payment of those benefits that cannot be paid from the qualified Retirement Plan. The practical effect of the Hartford Excess Retirement Plan is to continue calculation of benefits to all similarly situated employees on a uniform basis. The Company also maintains certain excess plan trusts under which certain excess benefits under the Hartford Excess Retirement Plan are funded. Certain participants in the Hartford Excess Retirement Plan may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment.

        Based on various assumptions as to remuneration and years of service, before Social Security reductions, the Pension Plan Table below illustrates the estimated annual benefits payable from the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan at retirement at age 65 that are paid for by the Company.

Pension Plan Table

Final Average Pay Formula

	Years of Service
Average Final Compensation
	5	10	15	20	25	30
$400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$240,000
500,000	50,000	100,000	150,000	200,000	250,000	300,000
750,000	75,000	150,000	225,000	300,000	375,000	450,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,500,000	150,000	300,000	450,000	600,000	750,000	900,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000

        The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table on page 17 comprise the compensation that is used for purposes of determining "average final compensation" under the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan. The years of service with the Company of each of the Named Executives for eligibility and benefit purposes as of December 31, 2001 were as follows: Ramani Ayer, 28.50 years; Lowndes A. Smith, 33.75 years; Thomas M. Marra, 21.58 years; David K. Zwiener,

8.75 years; and David M. Znamirowski, 5.67 years. Only a maximum of 30 years of service may be considered when determining benefits under the Retirement Plan.

Employment Agreements and Severance Plan

        Ramani Ayer, Lowndes A. Smith, Thomas M. Marra, David K. Zwiener and David M. Znamierowski have employment agreements (the "Employment Agreements") with the Company pursuant to which Mr. Ayer is employed as Chairman, President and Chief Executive Officer, Mr. Smith is employed as Chief Executive Officer of Hartford Life, Mr. Marra is employed as Executive Vice President of the Company and President and Chief Operating Officer of Hartford Life, Mr. Zwiener is employed as Executive Vice President of the Company and President and Chief Operating Officer of the Company's Worldwide Property and Casualty Division, and Mr. Znamierowski is employed as Group Senior Vice President and Chief Investment Officer of the Company and President of HIMCO. The effective date of the Employment Agreements for Messrs. Ayer, Smith and Zwiener is July 1, 1997, the effective date of the Employment Agreement for Mr. Marra is July 1, 2000, and the effective date of the Employment Agreement for Mr. Znamierowski is November 5, 2001. Each Employment Agreement continues for 3 years after its effective date, unless terminated earlier in accordance with the Employment Agreement. However, when the original 3-year term of the Employment Agreements or any renewal term ends, the Employment Agreements are automatically extended for successive 1-year periods unless either party gives the other its written notice of its intention not to renew the Agreement at least 15 months prior to any renewal date for Messrs. Ayer, Smith, Marra and Zwiener, and at least 12 months prior to any renewal date for Mr. Znamierowski. In addition, upon the occurrence of a "change of control" (as defined in the Employment Agreements) of the Company, the terms of the Employment Agreements are automatically extended for 3 years after the change of control occurs.

        The Employment Agreements provide, among other things, for annual base salaries for Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski, as determined from time to time by the Board of Directors, and their participation in the Company's benefit plans and awards under executive incentive bonus and other programs. At December 31, 2001, the annual base salaries for Messrs. Ayer, Smith, Marra, Zwiener and Znamierowski were $1,025,000, $950,000, $850,000, $800,000 and $425,000, respectively. In addition, each executive is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreements). If a termination without cause occurs, the terminated executive is entitled to a severance payment equal to 2 times (a) his base salary, and (b) a target bonus amount, each for the year in which the termination occurs, and the vesting of stock options and restricted stock awards. In addition, if a change of control of the Company occurs and the executive's employment is terminated for certain reasons within certain time periods (generally, within 3 years after a change of control), then the executive is entitled to receive certain payments and benefits. Specifically, if after a change of control, the executive's employment is terminated without cause, or the executive voluntarily terminates his employment for any reason within 6 months following a change of control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreements) within the remaining 2 years and 6 months following a change of control, then the executive is generally entitled to receive (i) a severance payment equal to 3 times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. While the executive is employed, and for 1 year after any voluntary termination of employment (other than after a change of control), the executive is subject to a non-competition agreement in favor of the Company.

PERFORMANCE OF THE COMMON STOCK

        The graph below compares the yearly percentage change in cumulative shareholder return on the Common Stock for the 5-year period of December 31, 1996 through December 31, 2001 with (i) the cumulative total return of the Standard & Poor's 500 Index®, and (ii) the Standard & Poor's Insurance Composite Index®. The figures presented below assume the reinvestment of all dividends into shares of Common Stock on any given dividend payment date and that $100 was invested in Common Stock and in the Standard & Poor's 500 Index® and in the Standard & Poor's Insurance Composite Index®.

TOTAL RETURN PERFORMANCE

	Period Ending
Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
The Hartford Financial Services Group, Inc.	$100.00	$141.46	$168.70	$148.28	$225.21	$203.53
S&P 500	$100.00	$133.37	$171.44	$207.52	$188.62	$166.22
S&P Insurance Composite Index	$100.00	$145.84	$150.69	$156.13	$216.10	$186.29

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN SHAREHOLDERS

Directors and Executive Officers

        The following table shows as of February 28, 2002 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and all executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Rand V. Araskog	216,926
Ramani Ayer	1,985,908
Dina Dublon	10,017
Donald R. Frahm	136,442
Edward J. Kelly	7,688
Paul G. Kirk, Jr.	21,065
Thomas M. Marra	907,263
Robert W. Selander	17,698
Lowndes A. Smith	1,142,982
Charles B. Strauss	3,987
H. Patrick Swygert	17,287
Gordon I. Ulmer	22,995
David M. Znamierowski	150,187
David K. Zwiener	783,014
All directors and executive officers as a group (18 persons)	5,963,905

(1)
All shares of Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares of Common Stock (i) that may be acquired by directors and executive officers upon the exercise of stock options exercisable within 60 days after February 28, 2002, (ii) allocated to the accounts of certain directors and executive officers under the Company's Investment and Savings Plan and Excess Savings Plan based on a valuation of plan accounts as of February 28, 2002, (iii) acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 28, 2002, (iv) owned by a director's or an executive officer's spouse or minor child, or (v) that have been granted under the Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above. Of the number of shares of Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable as of February 28, 2002 or within 60 days thereafter by: Mr. Ayer, 1,428,910 shares; Mr. Frahm, 3,588 shares; Mr. Smith, 744,515 shares; Mr. Zwiener, 432,181 shares; Mr. Marra 447,237 shares; Mr. Znamierowski, 52,841 shares; and all directors and executive officers as a group, 3,258,792 shares.
(2)
The shares of Common Stock beneficially owned by each person named above do not exceed 1% of the outstanding shares of Common Stock. The shares beneficially owned by the group of directors and executive officers represent approximately 2.04% of the outstanding shares of Common Stock.

Certain Shareholders

        The following table shows those persons known to the Company as of February 28, 2002 to be the beneficial owners, as of December 31, 2001, of more than 5% of the Common Stock. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	13,296,515(1)	5.585%

(1)
FMR Corp. ("FMR"), Edward C. Johnson, 3d and Abigail P. Johnson filed a Schedule 13G with the SEC to report that they were the beneficial owners of 13,296,515 shares of Common Stock as of December 31, 2001. FMR, Mr. Johnson and Ms. Johnson had sole power to dispose of 13,296,515 of such shares, but none of them had sole voting power as to such shares. FMR has sole voting power with respect to 558,455 shares, and the voting power for 12,701,760 shares resides with the Boards of Trustees of the various Fidelity mutual funds. Neither FMR nor Mr. Johnson has the power to vote 36,300 shares which are owned by certain institutional accounts. FMR is the parent to various subsidiaries that are beneficial owners of Common Stock, including Fidelity Management & Research Company that serves as an investment adviser to various investment companies, Fidelity Management Trust Company, an institutional investment manager, and Strategic Advisers, Inc., an investment adviser that provides investment advisory services to individuals. Members of the Edward C. Johnson, 3d family own approximately 49% of the voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during its most recent fiscal year, all Section 16(a) filing requirements applicable to its officers and directors (the Company has no greater than 10% beneficial owners) were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During fiscal year 2001, the Company utilized an Internet advertising agency, Catalyst OnLine, of which Mr. Frahm's daughter is a 50% owner. Catalyst OnLine was paid an aggregate of $459,582 for services it provided to the Company during the year.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

        In accordance with the recommendation of the Audit Committee and subject to the Request for Proposal ("RFP") process described below, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders.

        Arthur Andersen LLP has served as independent auditors of the Company for many years and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        In accordance with the recommendation of the Audit Committee, the Board of Directors, in light of the recent events that have focused attention on companies' selection of independent auditors, has decided to issue an RFP for audit work to be performed for the fiscal year ending December 31, 2002. The Audit Committee will oversee this review process with the goal of recommending to the Board of Directors a proposed independent auditor, which may or may not be Arthur Andersen LLP, during the second quarter of 2002.

        See "Audit Committee Charter and Report Concerning Financial Matters" in this Proxy Statement for further information regarding the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

ITEM 3

MANAGEMENT PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has adopted, subject to shareholder approval, an amendment to Section (a) Article Fourth of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company, from 400,000,000 to 750,000,000 (the "Amendment"). If the Amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

        The additional shares of Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the proposed Amendment and the issuance of any Common Stock would not affect the rights of the holders of currently outstanding Common Stock. However, to the extent that additional shares are actually issued, any such issuance could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock.

        The Company currently has 400,000,000 authorized shares of Common Stock. As of February 28, 2002, 246,259,394 shares were outstanding and 29,987,934 shares were subject to awards under the Company's stock compensation plans, leaving 123,752,672 shares available for issuance as of that date.

Purpose and Effect of the Amendment

        The principal purpose of the proposal to authorize additional shares of Common Stock is to provide the Company with additional financial flexibility to issue Common Stock for purposes which may be identified in the future, including, without limitation, to distribute Common Stock to shareholders pursuant to stock splits and/or stock dividends, to raise equity capital, to adopt additional equity incentive plans or reserve additional shares for issuance under such plans, to make acquisitions through the use of Common Stock, and to effect other corporate transactions. The availability of additional shares of Common Stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of Common Stock would enable the Board of Directors to avoid the time (and expense) of seeking shareholder approval in connection with any such contemplated action. If the Amendment is approved by the Company's shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or the rules of any stock exchange upon which the Company's securities may be listed. The holders of Common Stock do not have preemptive rights to purchase any shares issued in the future.

        The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which could make a change in control of the Company more difficult and, therefore, less likely. The Company is not, however, aware of any pending or proposed transaction involving a change in control of the Company or any specific takeover effort.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MANAGEMENT PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

ITEM 4
PROPOSAL BY SHAREHOLDERS RELATING TO TOBACCO INVESTMENTS

        St. Joseph Health System of 440 South Batavia Street, Orange, California is the beneficial owner of at least 200 shares of Common Stock and has advised the Company that it intends to present the following proposal at the Annual Meeting. CHRISTUS Health of 2600 North Loop West, Houston, Texas is the beneficial owner of at least 4,000 shares of the Common Stock and has advised the Company that it intends to co-sponsor the presentation of the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the applicable rules of the SEC. The Company is not responsible for the contents or language of the proposal, which is set forth in italic type and between quotation marks. The Board of Directors, for the reasons set forth below, recommends a vote "AGAINST" the proposal.

        "WHEREAS, as shareholders, we are concerned about investing in the tobacco industry by any health care-related institution, especially when the negative health effects of tobacco use are so clearly understood by health care insurers and providers;

  •
  A March 1998 analysis by the U.S. Treasury Department found the nation loses $80 billion a year on goods and services otherwise produced by Americans who die prematurely or retire early because of smoking-related ills.

  •
  A Philip Morris-commissioned Arthur D. Little International Report in 2001 showed a cost-benefit analysis of smoking and social services in the Czech Republic. It showed savings of $24.2 million to $30.6 million from lower costs for health care and retirement benefits caused by a shortened life span of smokers who die early by tobacco use. If this Report is true it would indicate that, for purely financial reasons, such investments undermine the bottom-line of our industry, to say nothing of the ethical implications.

  •
  While Steve Parrish, Senior Vice President of Corporate Affairs for PM, responded that for the company "to commission this study was not only a terrible mistake, it was wrong" (USA Today 07/30/01). This apology for the Report being commissioned failed to include an apology for the facts contained in the report.

  •
  In 1996 the AMA called for mutual funds and health-conscious investors to divest from stocks and bonds in tobacco companies.

  •
  We believe it is inconsistent for insurers to invest in tobacco equities and yet proclaim concerns about health and life. Whether or not the facts in studies such as that commissioned by Philip Morris are true or not is not the issue. The fact is that our company is invested in an industry that has a cavalier attitude toward life itself.

          RESOLVED: that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in any of the portfolios under our direct control unless it can be proven that tobacco use does not cause the illnesses and deaths that have been attributed to it. If the company cannot product such proof, it shall divest itself of all tobacco stocks by January 1, 2003.

    Supporting Statement

          In commenting on the huge equities of health insurers and health providers in tobacco, a July 7-9, 1995 editorial in USA Today declared:

    major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death … These investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing in the source of their misery on the other is unconscionable and hypocritical.

          Harvard, Johns Hopkins and The Maryland Retirement and Pension Systems have divested from tobacco stocks. If you think our Company should not profit from peoples' illness and death by investing in tobacco, vote YES for this resolution."

The Board Of Directors' Response To Shareholder Proposal

        The Board of Directors believes that, as a matter of principle, the investment policy decisions of the Company should be made with the best interests of all shareholders in mind and under the guidance of the Board and its Finance Committee. The Board of Directors has a fiduciary duty to maximize shareholder value, which it believes is best accomplished through maintenance of a well diversified portfolio. A diversified portfolio structure provides maximum returns with the lowest possible risk. To exclude an entire industry group, such as tobacco, could impede the Company's ability to achieve these results. To this end, the Board of Directors has developed a comprehensive investment policy which it continually and carefully monitors. The Board believes that adoption of the shareholder proposal would inhibit its ability to fulfill this fiduciary responsibility.

        Investing in tobacco equities may raise social issues compelling to some of the Company's shareholders. However, the Board's duty is to represent all of the Company's shareholders who, by virtue of sheer numbers, have diverse social and political agendas. The shareholders of any publicly traded company are likely to have differing opinions and strong personal views concerning the propriety of certain business operations or investments of that company. Despite that fact, any corporation, including the Company, would be brought to a standstill if it was required to comply with the personal and political concerns of each and every shareholder.

        Your Board of Directors believes it is of fundamental importance that investment policy decisions continue to be made and managed independently without attempting to monitor portfolios for investments which may not find favor with individual shareholders.

        A SIMILAR PROPOSAL WAS DEFEATED BY THE COMPANY'S SHAREHOLDERS AT THE 2001 ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS.

REQUIRED VOTES OF SHAREHOLDERS

        The presence in person or by proxy of shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. To be approved, Item 2, Ratification of the Appointment of Independent Auditors, Item 3 Management Proposal Regarding Amendment of the Company's Amended and Restated Certificate of Incorporation to increase the Number of Authorized Shares of Common Stock and Item 4, Proposal by Shareholders Relating to Tobacco Investments, will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Abstentions will be included in the number of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast on items submitted for a vote of shareholders. Accordingly, abstentions will have the same effect as a negative vote. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion on certain matters. Thus, if a broker or nominee is not given specific instructions on those matters, those shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval, and will have no effect on the outcome of the vote. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

PROPOSALS OF SHAREHOLDERS

        Proposals submitted by shareholders for inclusion in the 2003 Proxy Statement relating to next year's annual meeting of shareholders must be received by the Company no later than the close of business on November 20, 2002. Any proposal received after that date will not be included in the Company's proxy materials for 2003. In addition, all proposals for inclusion in the 2003 Proxy Statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. No proposal may be presented at the 2003 annual meeting of shareholders unless the Company receives notice of the proposal by January 17, 2003. Address your proposals to Katherine Vines Trumbull, Vice President and Corporate Secretary, The Hartford Financial Services Group, Inc., 690 Asylum Avenue, Hartford, CT 06105. All proposals must comply with certain requirements set forth in the Company's bylaws, a copy of which may be obtained from the Corporate Secretary of the Company.

OTHER INFORMATION

        As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former directors and present and former officers and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The

Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies for the Annual Meeting for a fee of $12,500, plus the payment of that firm's out-of-pocket expenses. The Company will bear all expenses relating to the solicitation of proxies.

        A copy of the Company's Annual Report to Shareholders for 2001 and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (without exhibits) is being sent to you concurrently with this Proxy Statement. If you have not received the Annual Report to Shareholders or the Company's Annual Report on Form 10-K, please submit a written request to the Investor Relations Department at the following address to request a copy: The Hartford Financial Services Group, Inc., 690 Asylum Avenue, Hartford, CT 06105, or call (888) 322-8444.

                      By Order of the Board of Directors.

                      Katherine Vines Trumbull
                      Vice President and Corporate Secretary

Dated: March 18, 2002

        SHAREHOLDERS ARE URGED TO VOTE BY PROXY, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A SHAREHOLDER MAY NEVERTHELESS REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

The Hartford Financial Services Group, Inc.
VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

        TELEPHONE 1-866-358-4702

        Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

        INTERNET https://proxyvotenow.com/hig

        Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

        MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

        CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

        1-866-358-4602 CALL TOLL-FREE TO VOTE.

        DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET.

        (Unless you are voting by telephone or Internet, please sign, date and return this proxy card in the enclosed envelope.)

        Votes must be indicated (x) in Black or Blue ink.

        ITEM 1.    Election of Directors

FOR	WITHHOLD	EXCEPTIONS
ALL	FOR ALL

        Director Nominees: 01 - Rand V. Araskog, 02 - Ramani Ayer, 03 - Dina Dublon, 04 - Donald R. Frahm, 05 - Edward J. Kelly, III, 06 - Paul G. Kirk, Jr., 07 - Thomas M. Marra, 08 - Robert W. Selander, 09 - Charles B. Strauss, 10 - H. Patrick Swygert, 11 - Gordon I. Ulmer and 12 - David K. Zwiener.

        (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

        *For all nominees except

FOR AGAINST ABSTAIN

        ITEM 2.    Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

FOR AGAINST ABSTAIN

        ITEM 3.    Management proposal to amend the Company's amended and restated certificate of incorporation to increase the number of authorized shares of the Company's common stock.

FOR AGAINST ABSTAIN

        ITEM 4.    Shareholder proposal regarding investment in tobacco equities by the Company.

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Date
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The Hartford Financial Services Group, Inc.
2002 Annual Meeting of Shareholders

APRIL 18, 2002 at 9:00 A.M.

Wallace Stevens Theater
690 Asylum Avenue
Hartford, Connecticut 06105

PROXY

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Katherine Vines Trumbull, Neal S. Wolin and Amy B. Gallent and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Financial Services Group, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan, the Company's Excess Savings Plan, the Company's Deferred Restricted Stock Unit Plan and the Company's Employee Stock Purchase Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M. on April 18, 2002 at the Wallace Stevens Theater, 690 Asylum Avenue, Hartford Connecticut 06105, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

        Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1, for Item 2, for Item 3, and against Item 4. The shares of common stock represented by this Proxy cannot be voted unless you sign, date and return this Proxy, or vote by telephone or through the Internet.

(Continued, and to be signed and dated, on the reverse side.)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
P.O. BOX 11159
NEW YORK, N.Y. 10203-0159

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QuickLinks

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
THE HARTFORD FINANCIAL SERVICES GROUP, INC. Hartford Plaza 690 Asylum Avenue Hartford, CT 06105
PROXY STATEMENT Annual Meeting of Shareholders April 18, 2002
GENERAL INFORMATION
ITEM 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS
REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants In Fiscal Year 2001
2001 Option Exercises and 2001 Year-End Option Values
Pension Plan Table Final Average Pay Formula
PERFORMANCE OF THE COMMON STOCK
TOTAL RETURN PERFORMANCE
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ITEM 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
ITEM 3
MANAGEMENT PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MANAGEMENT PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.
ITEM 4 PROPOSAL BY SHAREHOLDERS RELATING TO TOBACCO INVESTMENTS
REQUIRED VOTES OF SHAREHOLDERS
PROPOSALS OF SHAREHOLDERS
OTHER INFORMATION
The Hartford Financial Services Group, Inc. VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK
The Hartford Financial Services Group, Inc. 2002 Annual Meeting of Shareholders APRIL 18, 2002 at 9:00 A.M. Wallace Stevens Theater 690 Asylum Avenue Hartford, Connecticut 06105 PROXY THE HARTFORD FINANCIAL SERVICES GROUP, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
THE HARTFORD FINANCIAL SERVICES GROUP, INC. P.O. BOX 11159 NEW YORK, N.Y. 10203-0159